Exhibit 5.1

December 19, 2016

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Re:	Renasant Corporation – Common Stock

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation, a Mississippi corporation (the “Company”), in connection with the Company’s offer and sale of (i) 1,900,000 shares of the Company’s common stock, $5.00 par value per share, and (ii) 285,000 shares of the Company’s common stock pursuant to the Underwriters’ purchase option described in the Underwriting Agreement (each as defined below) (collectively, the “Shares”), pursuant to the Company’s prospectus, dated September 15, 2015 (the “Base Prospectus”), which was included in the Company’s Registration Statement on Form S-3 (File No. 333-206966) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 15, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), and the related preliminary prospectus supplement dated December 13, 2016 and the related final prospectus supplement dated December 14, 2016 (collectively, the “Prospectus Supplement”). The Shares are being issued and sold pursuant to that certain Underwriting Agreement dated as of December 14, 2016 (the “Underwriting Agreement”) between the Company, Renasant Bank, a Mississippi banking corporation and the Company’s wholly-owned subsidiary, and each of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., as representatives of the several underwriters listed on Schedule I to the Underwriting Agreement (the “Underwriters”).

In rendering this opinion, we have examined and relied upon originals, or photostatic, scanned/emailed or certified (or otherwise satisfactorily identified) copies, of (i) the Registration Statement (including the exhibits attached thereto), (ii) the Base Prospectus and the Prospectus Supplement, (iii) the Underwriting Agreement, (iv) resolutions of the Board of Directors of the Company and of committees thereof relating to the offer and sale of the Shares and related matters, (v) the Articles of Incorporation and Restated Bylaws of the Company, each as amended through the date hereof, and (vi) the form of specimen certificate representing the Company’s common stock. We have also examined and relied upon originals, or photostatic, scanned/emailed or certified (or otherwise satisfactorily identified) copies, of such other records of the Company, certificates of officers of the Company and other agreements, documents and instruments and have examined such questions of law as we have deemed relevant and necessary as the basis for the opinions set forth below.

In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all natural persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or scanned/emailed copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in

COUNSELORS AT LAW

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Renasant Corporation

December 19, 2016

all certificates provided to or examined by us. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing and representations made to us by officers of the Company, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the issuance of the Shares by the Company in accordance with the terms of the Underwriting Agreement has been duly authorized and (ii) when the Shares have been duly issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Mississippi. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This opinion is delivered for use solely in connection with the issuance of the Shares, in the transactions contemplated by the Registration Statement, the Base Prospectus, the Prospectus Supplement and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 19, 2016, which is incorporated by reference in the Registration Statement, and to being named in the Registration Statement under the heading “Legal Matters” as the law firm which passed on the validity of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PHELPS DUNBAR, L.L.P.

PHELPS DUNBAR, L.L.P.